As filed with the Securities and Exchange Commission on October 23, 2026

Registration No. 333-292287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enova International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6141	45-3190813
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Cunningham

Chief Executive Officer

Enova International, Inc.

175 West Jackson Blvd.

Chicago, Illinois 60604

(312) 568-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Charlotte May

Allison Schiffman

Covington & Burling LLP

One CityCenter

850 Tenth Street N.W.

Washington, D.C. 20001

(202) 662-6000

Approximate date of commencement of the proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form S-4 (File No. 333-292287) that Enova International, Inc., a Delaware corporation (the “Registrant”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 19, 2025, as amended on December 29, 2025, which was declared effective by the Commission on December 31, 2025 (the “Registration Statement”), the Registrant registered the issuance of up to 1,551,801 shares of its common stock, par value $0.00001 per share (the “Common Stock”), in connection with the Agreement and Plan of Merger, dated as of December 10, 2025, as amended on December 18, 2025 (as amended, the “Merger Agreement”), by and between the Registrant and Grasshopper Bancorp, Inc. (“Grasshopper”), a Delaware corporation and the parent holding company of Grasshopper Bank N.A. (“Grasshopper Bank”), a national bank and wholly-owned subsidiary of Grasshopper, pursuant to which, and subject to the terms and conditions in the Merger Agreement, (i) Grasshopper was to merge with and into the Registrant (the “Merger”), and (ii) immediately following the Merger, an interim national bank and wholly-owned subsidiary of the Registrant was to merge with and into Grasshopper Bank.

As previously disclosed, on October 16, 2026, the Registrant and Grasshopper entered into the Mutual Termination Agreement and Release pursuant to which the parties agreed to mutually terminate the Merger Agreement effective as of such date.

In connection with the termination of the Merger Agreement, the offering pursuant to the Registration Statement terminated. Therefore, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to deregister all 1,551,801 shares of Common Stock that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 23rd day of October, 2026. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 in reliance upon Rule 478 under the Securities Act.

ENOVA INTERNATIONAL, INC.

By:	/s/ Steven Cunningham
Steven Cunningham
Chief Executive Officer